                                                                    EXHIBIT 99.1

[POPULAR, INC. LOGO]

News Release

For additional information contact:

INVESTORS:                                   MEDIA:

Jorge A. Junquera                            Olga Mayoral Wilson, APR
Chief Financial Officer                      Senior Vice President and Manager
Senior Executive Vice President              Public Relations and Communications
Telephone (787) 754-1685                     Telephone: (787) 764-2004
Or visit our web site at www.popularinc.com

       POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER ENDED MARCH 31, 2004

         San Juan, PR - April 14, 2004 - Popular, Inc.'s (the Corporation) (NASDAQ: BPOP, BPOPO) net income for the first quarter of 2004, reached $118.5 million, an increase of $19.4 million, or 20%, from $99.1 million in the first quarter of 2003. Earnings per common share (EPS), basic and diluted, for the quarter were $0.87, up 18% compared with $0.74 in the first quarter of 2003. The Corporation's return on assets (ROA) and return on common equity (ROE) were 1.29% and 17.95%, respectively, compared with 1.21% and 17.39%, respectively, for the same period in 2003.

         "We are pleased to report a double digit percentage increase in our quarterly earnings. Strong growth in residential mortgages and commercial loans were the principal drivers for the increase of 11% in net interest income," said Chief Financial Officer Jorge A. Junquera.

         The improvement in the Corporation's net income for the first quarter of 2004, compared with the same period in the previous year, reflected higher net interest income by $31.6 million and non-interest income by $2.4 million, while the provision for loan losses decreased by $3.5 million. These favorable variances were partially offset by an increase in operating expenses of $16.1 million and higher income tax expense by $2.1 million.

         Net interest income rose 11%, to $330.7 million in the first quarter of 2004, from $299.1 million in the same period of 2003. Average earning assets increased $3.4 billion for the quarter ended March 31, 2004, compared with March 31, 2003, driven by an increase in the average loan portfolio, mainly in mortgage and commercial loans. The average yield on earning assets declined 47 basis points, resulting from a number of factors which included prepayments of higher rate mortgage related products, repricing of adjustable and floating rate commercial loans and the origination and

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2- POPULAR, INC. 2004 FIRST QUARTER RESULTS

purchase of earning assets with lower rates in the current environment. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $2.5 billion and $0.3 billion, respectively. The average cost of interest-bearing liabilities decreased 53 basis points, associated with long-term debt issuances at lower rates in the current rate environment and the results of certain initiatives taken in 2003 to reduce the cost of certain interest-bearing liabilities. Also, non-interest bearing sources of funds, including demand deposits and other funds, rose $0.6 billion. The net interest yield for the first quarter of 2004 was 3.80%, compared with 3.81% and 3.86%, for the quarters ended March 31, 2003 and December 31, 2003, respectively.

         The provision for loan losses totaled $44.7 million, or 112% of net charge-offs, for the first quarter of 2004, compared with $48.2 million or 125%, respectively, in the same period of 2003. Net charge-offs for the quarter ended March 31, 2004 totaled $40.0 million or 0.70% of average loans, compared with $38.4 million or 0.79% in the same quarter of 2003. The increase in net charge-offs was mainly due to higher consumer and mortgage loans net charge-offs by $2.6 million and $1.7 million, respectively, offset by lower net charge-offs in the commercial, including construction, and lease financing portfolios by $0.9 million and $1.8 million, respectively. The decline in the net charge-off ratio to average loans was mostly related to lower net charge-offs in the commercial and lease financing portfolios.

         Non-interest income totaled $145.2 million for the quarter ended March 31, 2004, compared with $142.8 million for the quarter ended March 31, 2003, an increase of $2.4 million, or 2%. This increase was mostly associated with higher gains in the sale of securities, mainly marketable equity securities, which totaled $13.0 million for the first quarter of 2004, compared with gains of $1.4 million in the same quarter of 2003. This favorable variance was partially offset by lower gains on the sale of loans by $10.3 million, mainly in mortgage loans.

         The Corporation's operating expenses were $279.7 million in the first quarter of 2004, compared with $263.6 million in the quarter ended March 31, 2003, an increase of $16.1 million, or 6%. Personnel costs increased by $8.2 million, driven mostly by higher salaries, pension and

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3- POPULAR, INC. 2004 FIRST QUARTER RESULTS

postretirement costs, including $2.4 million in retirement window costs and net curtailment gains associated with the realignment of the Corporation's processing and technology operations, as further described later on in this press release. This realignment resulted in certain plan amendments and the transfer of employees from Banco Popular de Puerto Rico (BPPR) to EVERTEC, the processing subsidiary. All other operating expenses, excluding personnel costs, increased $7.9 million, or 6%, compared with the first quarter of 2003. Categories with the largest increases included professional fees and other operating expenses, which included higher other real estate and insurance expenses.

         Popular, Inc.'s total assets at March 31, 2004, amounted to $38.1 billion, compared with $36.4 billion at December 31, 2003 and $33.7 billion at March 31, 2003. At March 31, 2004, total loans reached $23.7 billion, compared with $19.9 billion on the same date in the previous year. Mortgage loans accounted for the largest increase in the portfolio, rising $2.7 billion, or 34%, from March 31, 2003. Commercial and construction loans rose $650 million, or 8%, since the first quarter of 2003. At December 31, 2003, total loans amounted to $22.6 billion. The increase of $1.1 billion in total loans since the end of 2003 consisted principally of mortgage loans. Investment and trading securities totaled $11.4 billion at March 31, 2004, compared with $10.9 billion and $11.1 billion at March 31, 2003 and December 31, 2003, respectively.

         The allowance for loan losses totaled $417 million at March 31, 2004, or 1.76% of loans, compared with $384 million or 1.93% at the same date in 2003, and $409 million, or 1.81%, at December 31, 2003. Non-performing assets were $609 million, or 2.57% of ending loans, at March 31, 2004, compared with $597 million, or 3.01%, at the end of the first quarter of 2003, and $611 million or 2.70% at December 31, 2003. The allowance as a percentage of non-performing loans was 75.27% at March 31, 2004, compared with 69.58% at the end of the first quarter of 2003 and 73.34% at December 31, 2003. Effective for the quarter ended March 31, 2004, the Corporation adopted the standard industry practice of placing commercial and construction loans in non-accrual status when payments of principal or interest are delinquent 90 days rather than 60 days. Had the Corporation continued reporting commercial and construction loans in non-performing status when delinquent 60 days, non-performing assets would have amounted to $639 million at March 31, 2004, or 2.70% of ending loans. The allowance as a percentage of non-performing loans would have amounted to

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4- POPULAR, INC. 2004 FIRST QUARTER RESULTS

71.43%. The estimated impact of the new adopted practice in the Corporation's interest income for the quarter ended March 31, 2004 was approximately $0.3 million.

         Non-performing mortgage loans totaled $368 million or 60% of total non-performing assets and 4% of total mortgage loans at March 31, 2004, compared with $303 million or 51% of total non-performing assets and 4% of total mortgage loans at March 31, 2003. Mortgage loans net charge-offs as a percentage of the average mortgage loan portfolio was 0.25% in the first quarter of 2004, compared with 0.24% in the first quarter 2003. Other real estate assets reached $55 million at March 31, 2004, or 9% of non-performing assets, compared with $46 million, or 8% at March 31, 2003. This increase was associated with higher foreclosures in the mortgage business. On the other hand, commercial, including construction, consumer and lease financing non-performing loans reflected declines of $57 million, $3 million and $2 million, respectively, when compared with March 31, 2003. Approximately $30 million of the decline in commercial and construction non-performing loans was due to the aforementioned change in the Corporation's policy for non-accrual commercial and construction loans.

         Deposits totaled $18.6 billion at March 31, 2004, compared with $17.6 billion at March 31, 2003, an increase of $1.0 billion, or 5%. At December 31, 2003, total deposits were $18.1 billion. Since March 31, 2003, demand, savings and time deposits rose $413 million, $267 million and $285 million, respectively. All deposit categories also reflected increases since the end of 2003. Borrowed funds increased $3.1 billion, reaching $15.9 billion at March 31, 2004, from $12.8 billion on the same date of the previous year. Borrowed funds totaled $14.9 billion at December 31, 2003. The rise in borrowings since March 31, 2003, and December 31, 2003, was mostly used to fund the increase in loans, and is mostly comprised of secured borrowings arising in securitization transactions.

         At March 31, 2004, stockholders' equity was $2.9 billion, compared with $2.7 billion at the same date last year. The increase in stockholders' equity since March 31, 2003, reflects earnings retention, partially offset by lower accumulated other comprehensive income of $75 million, mostly associated with lower unrealized gains on the securities available-for-sale portfolio. Stockholders' equity totaled $2.8 billion at December 31, 2003.

         The market value of the Corporation's common stock at March 31, 2004, was $43.10 per

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5- POPULAR, INC. 2004 FIRST QUARTER RESULTS

common share, compared with $33.99 at March 31, 2003, and $44.85 at December 31, 2003. The Corporation's market capitalization at March 31, 2004, was $5.7 billion, compared with $4.5 billion at March 31, 2003, and $6.0 billion at December 31, 2003. At March 31, 2004, the Corporation's common stock had a book value per share of $20.78.

         In line with Popular's strategic objectives, starting April 1, 2004, the Corporation consolidated BPPR and GM Group's electronic transaction processing business, operational systems and programming services, under the name of EVERTEC. This initiative will allow the Corporation to strengthen its services through the substantial growth in the processing area, provide third parties with the services it actually offers exclusively to BPPR, and develop new technological services. The Corporation will also be able to maximize the efficiency of the subsidiaries' infrastructure to avoid the duplication of processes.

         During March 2004, the Corporation and Quaker City Bancorp, Inc. (NASDAQ: QCBC) jointly announced the signing of a definitive merger agreement pursuant to which Popular, Inc. will acquire all of the common stock of Quaker City Bancorp. The acquisition, subject to regulatory approval, the approval of Quaker City Bancorp's stockholders, and other customary closing conditions, is expected to be completed in the third calendar quarter of this year. Quaker City Bancorp is a savings and loan holding company, which owns Quaker City Bank, based in Whittier, California. Quaker City Bank operates 27 retail full-service branches in Southern California, including 16 inside Wal-Mart stores. At December 31, 2003, Quaker City reported total assets of $1.8 billion and total deposits of $1.1 billion. This transaction reinforces the Corporation's commitment to serving the needs of individuals and small businesses in the United States and greatly expands the Corporation's presence in the California region.

         On April 3, 2004, at a meeting held with Popular's leadership, Richard
L. Carrion, Popular, Inc.'s Chairman and Chief Executive Officer, announced the new organizational model to be implemented at Popular: a Corporate Leadership Circle, which changes the institution's traditional structure to a design that adjusts to Popular's strategy. Carrion also announced certain appointments to key leadership positions within this Leadership Circle.

         The information included in this press release may contain certain forward-looking

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6- POPULAR, INC. 2004 FIRST QUARTER RESULTS

statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation's Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                                      * * *

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

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                                Quarter ended
                                                                                   March 31,                First
                                                                       -----------------------------       Quarter
                                                                                                         2004 - 2003       Fourth
                                                                                                            Percent        Quarter
                                                                              2004           2003          Variance         2003
                                                                       ------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                                        $    518,742    $    503,282           3.07%   $     509,898
Interest expense                                                            188,028         204,176          (7.91)         183,310
                                                                       ------------------------------------------------------------

Net interest income                                                         330,714         299,106          10.57          326,588
Provision for loan losses                                                    44,678          48,209          (7.32)          49,737
                                                                       ------------------------------------------------------------
Net interest income after provision
  for loan losses                                                           286,036         250,897          14.01          276,851

Other income                                                                134,369         142,338          (5.60)         141,757
Gain on sale of securities                                                   13,033           1,414                             696
Trading account loss                                                         (2,166)           (937)                           (435)
                                                                       ------------------------------------------------------------
Total other income                                                          145,236         142,815           1.70          142,018

Salaries and benefits                                                       134,882         126,104           6.96          126,464
Profit sharing                                                                5,682           6,245          (9.02)           5,650
Amortization of intangibles                                                   1,802           2,027         (11.10)           1,811
Other operating expenses                                                    137,372         129,266           6.27          148,982
                                                                       ------------------------------------------------------------

Total operating expenses                                                    279,738         263,642           6.11          282,907
                                                                       ------------------------------------------------------------

Income before income tax and minority interest                              151,534         130,070          16.50          135,962
Income tax                                                                   33,030          30,903           6.88           29,659
Net gain of minority interest                                                                   (78)                            (10)
                                                                       ------------------------------------------------------------

Net income                                                             $    118,504    $     99,089          19.59    $     106,293
                                                                       ============================================================

Net income applicable to common stock                                  $    115,526    $     98,140          17.72    $     103,315
                                                                       ============================================================

Earnings per common share (basic and diluted)                          $       0.87    $       0.74                   $        0.78
                                                                       ============    ============                   =============
Dividends declared per common share                                    $       0.27    $       0.20                   $        0.27
                                                                       ============    ============                   =============

Average common shares outstanding                                       132,998,675     132,576,589                     132,907,613
Common shares outstanding at end of period                              132,958,640     132,552,289                     132,891,946

SELECTED AVERAGE BALANCES
Total assets.............................................              $ 36,915,835    $ 33,158,518          11.33    $  35,816,490
Loans....................................................                22,979,153      19,537,968          17.61       22,112,258
Earning assets...........................................                34,832,319      31,419,738          10.86       33,822,435
Deposits.................................................                18,245,681      17,526,977           4.10       17,947,922
Interest-bearing liabilities.............................                29,892,460      27,059,335          10.47       28,933,133
Stockholders' equity.....................................                 2,776,307       2,314,620          19.95        2,700,991

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets.............................................              $ 38,101,986    $ 33,695,291          13.08    $  36,434,715
Loans....................................................                23,700,334      19,861,882          19.33       22,602,192
Earning assets...........................................                35,963,864      31,763,554          13.22       34,451,748
Deposits.................................................                18,602,940      17,637,847           5.47       18,097,828
Interest-bearing liabilities.............................                30,635,848      26,958,141          13.64       29,263,757
Stockholders' equity.....................................                 2,949,756       2,672,596          10.37        2,754,417

PERFORMANCE RATIOS
Net interest yield *.....................................                      3.80%           3.81%                           3.86%
Return on assets.........................................                      1.29            1.21                            1.18
Return on common equity..................................                     17.95           17.39                           16.38

CREDIT QUALITY DATA
Non-performing assets **.................................              $    609,449    $    596,927           2.10    $     610,924
Net loans charged-off....................................                    40,019          38,440           4.11           47,883
Allowance for loan losses................................                   417,143         383,517           8.77          408,542
Non-performing assets to total assets **.................                      1.60%           1.77%                           1.68%
Allowance for losses to loans............................                      1.76            1.93                            1.81

* Not on a taxable equivalent basis

** Non-performing assets for the first quarter of 2004 are stated based on the newly adopted non-accruing policy for commercial and construction loans. Non-performing assets for prior periods were not restated. At March 31, 2004, non-performing assets which are comparable with prior periods non-accruing policy, would have amounted to $639 million, or 1.68% of total assets.

Note: Certain reclassifications have been made to prior periods to conform with this quarter.

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